Exhibit 5
[Evolus Letterhead]

March 4, 2025

Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, California 92660
Ladies and Gentlemen:
I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Evolus, Inc., a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to a total of 3,535,476 shares of common stock of the Company, par value $0.00001 per share (the “Shares”) consisting of: (i) 2,535,476 shares of Common Stock issuable under the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”) and (ii) 1,000,000 shares of Common Stock issuable under the Company’s 2023 Inducement Incentive Plan (together with the 2017 Plan, the “Plans”).
In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plans and relevant agreements duly authorized by and in accordance with the terms of the Plans, and upon payment for and delivery of the Shares as contemplated in accordance with the Plans, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Jeffrey Plumer

Jeffrey Plumer
General Counsel